UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2007

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32085	36-4392754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654

Registrant’s telephone number, including area code 1-866-358-6869.

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced today that Benjamin Bulkley, 43, has joined Allscripts as its new Chief Operating Officer. Mr. Bulkley has served since October 2003 as Senior Vice President of Global Commercial Operations for Invitrogen Corporation, a provider of essential life science technologies for disease research and drug discovery. Prior to October 2003, Mr. Bulkley spent 16 years at General Electric Company, most recently as Vice President of Global Services for GE’s Medical Systems Information Technologies division.

The Company and Mr. Bulkley entered into an employment agreement dated as of April 24, 2007 pursuant to which Mr. Bulkley will serve as Chief Operating Officer. The agreement has an initial term of one year but may be renewed for additional one year periods upon written notice from the Company. Mr. Bulkley’s base salary is $400,000 per annum and he is eligible for a performance bonus at a target level of 50% of base salary. Mr. Bulkley will receive a guaranteed minimum bonus of $50,000 with respect to 2007. Mr. Bulkley will receive benefits that are generally available to the Company’s senior executives and will be reimbursed for specified relocation expenses. Subject to approval by the Company’s Compensation Committee, Mr. Bulkley will receive a restricted stock award with a value equal to $600,000, which will vest over a four-year period.

If the Company terminates Mr. Bulkley without Cause (which includes a non-renewal of the employment agreement by the Company) or Mr. Bulkley terminates for Constructive Discharge (as such terms are defined in the agreement), Mr. Bulkley will generally be entitled to receive (i) one year of base salary, payable in twelve monthly installments, (ii) the performance bonus for the year in which the termination occurs (as determined and payable had there been no termination), (iii) continuation of health benefits for a period of twelve months following the termination date, (iv) outplacement services of up to $10,000 and (v) the vesting of all stock option and other stock awards. “Constructive Discharge” includes the occurrence of a “Change in Control (as defined in the agreement). If Mr. Bulkley terminates for Constructive Discharge following a Change in Control (as defined in the agreement), in addition to the benefits described in clauses (iii) through (v) in this paragraph above, Mr. Bulkley will receive a lump-sum payment equal to two times the sum of his base salary then in effect and his target performance bonus. In the event that any payment to Mr. Bulkley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company has agreed to pay Mr. Bulkley an amount, net of taxes, equal to such excise tax amount.

The employment agreement also provides that Mr. Bulkley will not compete with the Company during the term of his employment agreement and, other than in the case of a termination by the Company without Cause or a termination by Mr. Bulkley for Constructive Discharge, for two years thereafter.

The foregoing summary of the employment agreement with Mr. Bulkley is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached to the Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference into this Item. The press release regarding Mr. Bulkley joining the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits:

10.1	Employment Agreement dated as of April 24, 2007 between Allscripts LLC and Benjamin Bulkley.

99.1	Press release issued April 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: April 24, 2007	By:	/s/ William J. Davis
William J. Davis
Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit No.

10.1	Benjamin Bulkley Employment Agreement dated as of April 24, 2007.

99.1	Press release issued April 24, 2007.